Exhibit 99.2

NOTICE OF REDEMPTION TO THE HOLDERS OF THE
6.375% Senior Notes due 2022
of Triangle Capital Corporation
(CUSIP No. 895848 307; NYSE: TCCA)*
Redemption Date: August 30, 2018
NOTICE IS HEREBY GIVEN, pursuant to Section 11.04 of the Indenture dated as of March 2, 2012 (the “Base Indenture”), between Triangle Capital Corporation, a Maryland corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee), and Section 1.01(h) of the Second Supplemental Indenture dated as of October 19, 2012 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in full, the 6.375% Senior Notes due 2022 (the “Notes”). The Company will redeem all of the issued and outstanding Notes ($80,500,000 in aggregate principal amount) in full on August 30, 2018 (the “Redemption Date”). The redemption price for the Notes equals $25 in principal amount per Note being redeemed (or $80,500,000 in aggregate principal amount of the Notes), plus the accrued and unpaid interest thereon from June 15, 2018, through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes payable on the Redemption Date will be $1,069,140.63 (or $0.33203125 on each $25 principal amount of the Notes).
On the Redemption Date, the Redemption Payment will become due and payable to the Holders of the Notes. Interest on the $80,500,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. The Company has set aside funds in trust with the Trustee to satisfy the Redemption Payment, and upon the delivery of such funds to the Trustee, the Company’s obligations under the Indenture were satisfied and discharged.
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.
Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by First Class, Registered, or Certified Mail, Regular Mail or Overnight Courier:	If in Person by Hand:
The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Redemption Unit	The Bank of New York Mellon Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, NY 10286 Attention: Redemption Unit

Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.
*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the noteholders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE
Under U.S. federal income tax law, the Paying Agent may be obligated to withhold 24% from payments of the Redemption Price to holders who have failed to furnish the Paying Agent with a correct Taxpayer Identification Number. To avoid the application of these provisions, a holder should submit its certified Taxpayer Identification Number on a properly completed IRS Form W-9 (available at http://www.irs.gov/) when presenting its certificates (or should submit a properly completed IRS Form W-8 or other certification establishing an exemption from withholding, if applicable).  Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Triangle Capital Corporation
Dated: July 31, 2018	By: The Bank of New York Mellon Trust Company, N.A., as Trustee and Paying Agent